EXHIBIT 5.1
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November 20, 2001

Board of Directors
Simtek Corporation
4250 Buckingham Dr. #100
Colorado Springs, CO 80907

Dear Gentlemen:

Reference is made to the registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on or about November 20, 2001 (the "Registration Statement") by Simtek Corporation, a Colorado corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 5,099,532 shares of its Common Stock, par value $0.01 per share (the "Common Stock").

As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the shares of Common Stock, when sold and delivered by the Company pursuant to the 1994 Non-Qualified Stock Option Plan and the Q-DOT Group, Inc. Incentive Stock Option Plan of March 1998 as adopted by Simtek pursuant to the Agreement and Plan of Merger, dated March 13, 2001, by and among Simtek, Q- DOT Group, Inc. and Q-DOT, Inc., each described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

We do not express an opinion on any matters other than those expressly set forth in this letter.

Sincerely,

Holme Roberts & Owen LLP

/S/ Holme Roberts & Owen LLP